Exhibit 14.2

U.S. GOLDMINING INC.

INSIDER TRADING POLICY

(August 28, 2023)

This Insider Trading Policy (this “Policy”) describes the standards of U.S. GoldMining Inc. (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

One of the principal purposes of United States federal and Canadian securities laws is to prohibit so-called “insider trading”. Simply stated, insider trading occurs when a person uses material, non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company.

The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public”. These terms are further explained under “Material Non-Public Information” below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material non-public information that he or she obtained about the Company, its partners, suppliers, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

The objective of the Policy is to help prevent any actual or apparent impropriety, either of which could lead to allegations of insider trading and the potential for significant liability on the part of any implicated parties. This Policy does not replace your responsibility to understand and comply with applicable insider trading laws. Because insider trading laws are technical, and changes and new interpretations are frequent, you should not assume that compliance with this Policy automatically gives rise to compliance with applicable insider trading laws, and this Policy should not be relied upon for that purpose in any particular instance.

I.	APPLICATION

This Policy applies to all trading or other transaction in: (i) the Company’s securities, including common stock, warrants options and any other securities the Company may issue; and (ii) the securities of certain other companies, including common stock, warrants, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.

This Policy applies to the Company’s directors, officers, employees and consultants and contractors identified by the Policy Administrator (as defined herein) from time to time (collectively, “Covered Persons”).

II.	MATERIAL NON-PUBLIC INFORMATION

Insider trading restrictions come into play when information is material and non-public.

(a)	Material - Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. It is important to note that materiality may involve a relatively low threshold. Examples of types of information that may be found to be material in particular situations, include, among others:

●	significant changes in Company’s prospects;

●	significant drilling results or the results of economic or other studies relating to mineral projects;

●	developments regarding significant litigation or government agency investigations;

●	the grant or rejection of significant mining, development or environmental permits;

●	financial and operating performance;

●	plans for significant capital expenditures or investments;

●	significant changes in financial performance, outlook or liquidity, including liquidity problems;

●	changes in earnings estimates or unusual gains or losses in major operations;

●	major changes in the Company’s management or board of directors;

●	plans or agreements, even potentially if preliminary in nature, respecting mergers, acquisitions, divestitures, recapitalizations, strategic alliances, joint ventures or purchases or sales of substantial assets;

●	offerings of the Company’s securities;

●	redemptions or repurchases by the Company of its securities.

●	extraordinary borrowings;

●	cybersecurity risks and incidents, including vulnerabilities and breaches; and

●	actual or threatened major litigation, developments in major litigation or the resolution of such litigation.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Policy Administrator before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Material information also consists of “material changes” and “material facts” as defined under applicable Canadian securities laws. A material change is a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and also includes a decision to implement such change made by the board of directors or by senior management of the Company who believe that confirmation of the decision by the Board is probable. A material fact is a fact that significantly affects or would reasonably be expected to have a significant effect on, the market price or value of the Company’s securities.

(b)	Non-Public Information: “Non-public information” is information about the Company that is not known to the general public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the trading day after the information was publicly disclosed before you can treat the information as public. Non-public information may include:

●	information available to a select group of analysts or brokers or institutional investors;

●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Policy Administrator or assume that the information is non-public and treat it as confidential.

III.	PROHIBITED TRANSACTIONS

Transactions in Company Securities.

When a Covered Person knows material, non-public information about the Company, he or she may not:

●	Trade in Company securities. Buying or selling securities of the Company, whether in the form of common shares, warrants, options or any other type of security, is prohibited. Indirectly trading in Company securities through a corporation or other entity that you control (directly or indirectly, alone or with others), including family or any other trust, private superannuation fund, through RRSPs, RESPs or TFSAs or otherwise, is also prohibited.

●	Advise others to buy, hold or sell Company securities. Even if no material, non-public information is actually disclosed, Covered Persons may not suggest buying or selling any Company securities while in possession of material, non-public information.

●	Have others trade for them in Company securities. Covered Persons may not authorize any member of his or her immediate family or anyone acting on his or her behalf to trade in Company securities.

●	Disclose the information to anyone else who might then trade (i.e. tipping). Passing material, non-public information on to a friend, relative or anyone else that buys, sells or holds a security on the basis of that information is prohibited. Covered Persons should not make recommendations or express opinions on the basis of material, non-public information as to trading in the Company’s securities.

●	Assist anyone in any of these activities.

Transactions in the Securities of Other Companies.

Covered Persons may also become aware of material, non-public information about other companies from time to time as a result of their jobs. The Company’s prohibitions against insider trading in the Company’s securities apply equally to transactions in those companies’ securities while the Covered Person is in possession of their material, non-public information.

Covered Transactions.

The transactions covered by the restrictions under this Policy include not only purchases and sales of, and other transactions in, Company common shares or other Company securities made by Covered Persons privately or through a broker, but also:

1.	transactions in securities acquired for the Covered Person’s account under a share purchase plan (if any) of the Company,

2.	transactions in common shares which were awarded to a Covered Person pursuant to an equity incentive plan of the Company, and

3.	any market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay taxes upon the vesting of restricted stock.

Additionally, directors and officers of the Company who purchase Company securities may not sell any Company securities of the same class for at least six months after purchase. Directors and officers should be familiar with the short-swing trading provisions under Section 16(b) of the U.S. Securities Exchange Act of 1934.

Excluded Transactions.

Transactions by Covered Persons that are not covered by the foregoing trading restrictions are:

1.	elections to participate in or withdraw from a share purchase plan (if any) of the Company. However, electing to enroll in such plan, making any changes to your elections under such plan and selling securities acquired under such plan are subject to trading restrictions under this Policy; and

2.	the election to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of restricted stock.

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability under U.S. securities laws. If Covered Persons desire to rely on this defense for future trading on the Company’s securities and if permitted under applicable Canadian securities laws, they are permitted to, and must first, enter into a Rule 10b5-1 trading plan that meets the requirements for such a plan and is approved in writing by Policy Administrator. Covered Persons may also enter into a pre-arranged structured trading plan or automatic security disposition plan for future trading in the Company’s securities, provided such plan complies with applicable securities laws and is approved in writing by the Policy Administrator. Any transactions in Company securities under such plans must be made in compliance with applicable requirements of such plans and any requisite cooling-off periods under applicable securities laws.

Short Sales; Trading in Options or Speculative Trading.

It is Company policy that any investing in the Company’s securities, or the securities of any company that has a significant relationship with the Company, be on a “buy and hold” basis. Active trading, or short-term speculation, is improper. Short-term speculation can harm the Company by sending inappropriate or potentially misleading signals to the market. As a matter of Company policy, Covered Persons, regardless of whether or not they are aware of material, non-public information about the Company, may not at any time:

1.	sell Company securities short;

2.	engage in any transaction in publicly traded options on Company shares, including put or call options,

3.	enter into hedging or monetization transactions or similar arrangement with respect to Company securities; or

4.	engage in short-term, speculative trading in Company securities.

Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. The prohibition against engaging in transactions in options on Company stock does not include employee share options granted by the Company.

IV.	PRE-CLEARANCE

The Company requires all Covered Persons to refrain from trading, even during a trading window (as described below) without first pre-clearing all transactions in the Company’s securities with the Policy Administrator. The Policy Administrator shall record the date each request is received and the date and time each request is approved or disapproved. Pre-clearance is not required for purchases and sales of securities under approved Rule 10b5-1 trading plans.

V.	TRADING WINDOWS

To ensure compliance with this Policy and applicable securities laws, all Covered Persons shall refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period commencing at the close of business on the trading day following the date of public disclosure of the financial results for a particular fiscal quarter and ending 15 days prior to the scheduled release of financial results for the next fiscal quarter.

From time to time, the Company may also impose a trading ban or “blackout” period on Covered Persons and others who may be in possession of material, non-public information in order to suspend trading because of special circumstances relating to the Company, including developments known to the Company and not yet disclosed to the public. In such event, such persons shall not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the facts of such suspension of trading.

Notwithstanding the foregoing, the Policy Administrator may waive the prohibitions contained herein in exceptional circumstances, provided that the individual seeking the waiver does not possess any material, non-public information concerning the Company and that making such an exception would not violate any applicable securities laws or stock exchange policies.

The foregoing restrictions respecting trading windows do not apply to approved Rule 10b5-1 trading plans.

VI.	POLICY ADMINISTRATOR

The Company has appointed its Chief Financial Officer as the “Policy Administrator” for this Policy. The duties of the Policy Administrator include:

●	assisting with the implementation and enforcement of this Policy;

●	circulating this Policy to all directors, officers, employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

●	pre-clearing all trading in securities of the Company by Covered Persons as contemplated herein;

●	providing approval of any Rule 10b5-1 or similar plans and any covered transactions during trading windows described herein;

VII.	APPLICABILITY OF THIS POLICY TO EMPLOYEES’ FAMILY MEMBERS AND OTHER RELATED PARTIES

This Policy applies not only to Covered Persons but also to their respective spouses, minor children, other relatives who live in their households and trusts and similar entities with respect to which Covered Persons otherwise are beneficial owners or are trustees (each, a “Related Party”). For example:

1.	a Related Party of a Covered Person may not purchase Company securities while the Covered Person is in possession of material, non-public information, even if the Covered Person does not actually “tip” the Related Party regarding such information; and

2.	a Related Party is subject to the trading window restrictions set forth in this Policy. Covered Persons are expected to be responsible for the compliance with this Policy of their Related Parties.

VIII.	REPORTING VIOLATIONS

Any Covered Person who becomes aware of a violation of this Policy should:

1.	report the violation to the Policy Administrator; or

2.	submit an anonymous report pursuant to the Company’s Whistleblower Policy.

IX.	INQUIRIES

If you have any questions about any of the matters discussed in this Policy, a particular transaction or proposed transaction or insider trading laws generally, please contact the Policy Administrator (described below). Advice from the Policy Administrator should not be regarded as investment advice or as a guarantee that your transaction will not violate insider trading laws. You are ultimately responsible for your compliance with this Policy and all applicable laws.

X.	PENALTIES FOR INSIDER TRADING

A Covered Person’s failure to comply with this Policy may subject the Covered Person to Company-imposed sanctions, including dismissal, regardless of whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. Persons who engage in insider trading and/or tipping by participating in any of the above-noted prohibited activities may be subject to:

1.	sanctions under securities legislation, such as fines or penalties, or imprisonment, or both;

2.	administrative sanctions under securities legislation, such as “cease trading orders”, denial of exemptions under securities legislation and prohibitions from acting as a director or officer of company; and

3.	civil sanctions in which the securities regulatory authority applies to court for any order the court deems appropriate.

The person may be subject to the sanctions even where he or she did not profit financially from the insider trading and/or tipping. In addition to the above sanctions, civil actions can be brought against the trader or tipper for damages.

XI.	CERTIFICATIONS

All Covered Persons are required to sign the attached acknowledgment and certification.

This Policy was reviewed by the Nominating and Corporate Governance Committee and approved by the Board on August 28p, 2023.

Certification Under Insider Trading Policy

The undersigned does hereby acknowledge receipt of the Insider Trading Policy of U.S. GoldMining Inc. (the “Policy”). The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Date:	Signature

Name:

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